EXHIBIT (a)(1)

Offering Memorandum

Hemagen Diagnostics, Inc.

Offer to Exchange

Shares of Common Stock and
$4,050,000 principal amount of 6% Senior Subordinated Secured Convertible Notes due 2009

For all $6,090,000 principal amount of our outstanding
8% Senior Subordinated Secured Convertible Notes due 2005

The Exchange Offer will expire at 12:00 midnight, Eastern time, on September 30, 2004, unless extended or earlier terminated

     We are offering to exchange 5,100,000 shares of Common Stock, subject to adjustment, and a new, modified 6% Senior Subordinated Convertible Note for our outstanding 8% Senior Subordinated Secured Convertible Notes due 2005.

     Principal features of the Exchange Offer include:

a)	5,100,000 shares of Common Stock, subject to adjustment, for $2,040,000, or 33.5%, of the principal amount of our 8% Senior Subordinated Secured Convertible Notes due April 2005. The certificates representing the Common Stock issued will contain a restriction against transfer through September 30, 2005, and

b)	$4,050,000 principal amount of Senior Subordinated Secured Convertible Notes, due September 30, 2009, which will bear interest at the rate of 6% per annum, paid quarterly, convertible into Common Stock at $0.75 per share after September 30, 2005. We can require the conversion of these to Common Stock if our Common Stock trades at or above $1.25 for a consecutive 20-day period, after September 30, 2005.

     In this Offering Memorandum, we refer to the Common Stock and 6% Senior Subordinated Secured Convertible Notes to be issued in the Exchange Offer collectively as the Exchange Securities, to the 6% Senior Subordinated Secured Convertible Notes individually as the Modified Notes and to the 8% Senior Subordinated Secured Convertible Notes as the Outstanding Notes.

     The Exchange Offer is conditioned on all Outstanding Notes being validly tendered and not withdrawn. If less than all, but more than 75% in principal amount owned by a majority of the holders of the Outstanding Notes are tendered, we intend to seek a court order requiring the exchange of all Outstanding Notes not tendered. See “Conditions to the Exchange Offer” on page 31.

     Tenders may be withdrawn at any time prior to the expiration date of the Exchange Offer which is 12:00 midnight, Eastern time, on September 30, 2004, unless extended or earlier terminated.

     If completed, the Exchange Offer will be effective as of September 30, 2004, notwithstanding the fact that we may close the Exchange Offer at a later date.

     Participating in the Exchange Offer and receiving Exchange Securities involves a high degree of risk. See “Risk Factors” beginning on page 8.

     No commission will be paid to anyone in connection with this Exchange Offer.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Securities to be issued in the Exchange Offer or passed upon the adequacy or accuracy of this Offering Memorandum. Any representation to the contrary is a criminal offense.

The Exchange Agent for the Exchange Offer is:

Hemagen Diagnostics, Inc.
9033 Red Branch Road
Columbia, Maryland 21045
Telephone: (443) 367-5500, Facsimile: (410) 997-7812
Attention: Deborah F. Ricci, Chief Financial Officer, Email: dricci@hemagen.com

The date of this Offering Memorandum is September 2, 2004

     We are offering to exchange Outstanding Notes for Exchange Securities only in places where offers and sales are permitted.

     This Offering Memorandum summarizes various documents and other information. Those summaries are qualified in their entirety by reference to the documents and information to which they relate. In making an investment decision, investors must rely on their own examination of our business and the terms of the Exchange Offer, including the merits and risks involved. The contents of this Offering Memorandum are not to be construed as legal, business or tax advice. Each prospective investor should consult the investor’s own attorney, business advisor and tax advisor as to legal, business or tax advice with respect to an investment in the Exchange Securities.

     All inquiries relating to the procedures for tendering in the Exchange Offer and requests for additional copies of this Offering Memorandum, the enclosed Letter of Transmittal or copies of the periodic reports filed by us with the United States Securities and Exchange Commission (SEC) and described in this Offering Memorandum should be directed to Hemagen, as the exchange agent, at the telephone number or address listed on the front and back cover pages of this Offering Memorandum. You may also obtain additional information from us at the telephone number or address listed in the section of this Offering Memorandum entitled “Incorporation by Reference” on page 42.

     In making a decision about whether to tender your Outstanding Notes, you should rely only on the information incorporated by reference or provided in this Offering Memorandum. No one else is authorized to provide you with any other information or any different information. We are not making an offer of securities in any state where an offer is not permitted. You should not assume that the information contained or incorporated by reference into this Offering Memorandum is accurate as of any date other than the date of the Offering Memorandum or document incorporated by reference, as the case may be.

Our principal executive offices are located at 9033 Red Branch Road, Columbia, Maryland 21045, and our telephone number is (443) 367-5500. We maintain our corporate website at www.hemagen.com. Information on our website is not part of this Offering Memorandum.

SUMMARY TERM SHEET

•	Reasons for this Offer

We are making this Exchange Offer because our Outstanding Notes mature in April 2005, and we will not be able to pay the principal amount on the Outstanding Notes at maturity unless we are able to raise funds through a new debt or equity financing. We believe that restructuring our debt by exchanging the Outstanding Notes for our Common Stock and Modified Notes will benefit both our stockholders and the holders of our Outstanding Notes by extending maturities, reducing interest expense, reducing non-cash amortization expense for discount on debt, and increasing stockholders’ equity.

•	Securities Offered in Exchange for Outstanding Notes

We are offering to exchange 5,100,000 shares of Common Stock, subject to adjustment, and $4,050,000 principal amount of 6% Senior Subordinated Secured Convertible Notes due 2009 for our Outstanding Notes.

We are offering to exchange:

a)	5,100,000 shares of Common Stock, subject to adjustment as provided below, for $2,040,000, or 33.5%, of the principal amount of our 8% Senior Subordinated Secured Convertible Notes due April 2005. The certificates representing the Common Stock issued will contain a restriction against transfer through September 30, 2005, and

b)	$4,050,000 principal amount of Senior Subordinated Secured Convertible Notes, due September 30, 2009, which will bear interest at the rate of 6% per annum, paid quarterly, convertible into the Common Stock at $0.75 per share after September 30, 2005. We can require the conversion of the Notes if our Common Stock trades at or above $1.25 for a consecutive 20-day period, after September 30, 2005.

The number of shares of Common Stock to be issued in exchange for $2,040,000 of Outstanding Notes will be the greater of:

· The conversion of $2,040,000 at $0.40 per share or a total of 5,100,000 shares of Common Stock; or

· The conversion of $2,040,000 at a 30% discount to the volume weighted average of the daily high and low prices of the Common Stock as reported on the NASDAQ OTC Bulletin Board for the period beginning on April 1, 2004 through September 30, 2004. However, in no event shall the conversion price be less than $0.36 per share, which would result in the issuance of a total of 5,666,667 shares of Common Stock.

The volume weighted average of the daily high and low trading prices of the Common Stock on the NASDAQ OTC Bulletin Board for the period beginning on April 1, 2004 and ending on the date of this Offering Memorandum was approximately $0.65, therefore a 30% discount to that price is $0.46 per share, therefore we would issue a total of 5,100,000 shares (valued at $0.40 per share as provided above) of Common Stock in the Exchange Offer if the Exchange Offer were to be effected on the date of this Offering Memorandum.

For each $100,000 principal amount of Outstanding Notes tendered in the Exchange Offer, you will be entitled to receive:

· 83,750 shares of our Common Stock, subject to adjustment, as provided in this Offering Memorandum. You will not be able to transfer these shares until September 30, 2005, and

· $66,500 principal amount of 6% Modified Notes that are convertible beginning September 30, 2005 at $0.75 per share, into an aggregate of 88,667 shares of Common Stock, subject to adjustment.

Each tender for exchange of more or less in Outstanding Notes will be entitled to receive a proportionately adjusted number of shares of Common Stock and Modified Notes, rounded in each case to the nearest whole share where the recipient would otherwise be entitled to a fractional share.

General Terms of the 6% Senior Subordinated Secured Convertible Notes

The Modified Notes mature on September 30, 2009, with no principal payments required until maturity. The Modified Notes provide for quarterly interest payments at the annual rate of 6%. The face value of the Modified Notes will be $4,050,000.

Commencing after September 30, 2005, the Modified Notes are convertible into Common Stock at a conversion price of $0.75 per share. We may require that holders convert the Modified Notes into Common Stock at any time after the Common Stock has traded at or above $1.25 for twenty consecutive business days. In addition, we may prepay the Modified Notes at any time at the principal amount plus accrued and unpaid interest.

The Modified Notes are secured by the outstanding stock in our subsidiaries and a first lien on all real, tangible and intangible property not provided as security for up to a $3,000,000 line of credit and real estate financing that we may incur in the future for the purchase of a corporate facility which we are considering purchasing provided that the annual mortgage payments are less than the rent expense that we are currently paying for its leased facilities; and a second lien on property used to secure the above.

See “Description of 6% Senior Subordinated Secured Convertible Notes” on page 35.

•	Federal Income Tax Consequences of the Exchange Offer

For federal income tax purposes, your exchange of Outstanding Notes for Exchange Securities will result in taxable gain to the extent that the fair market value of the Exchange Securities you receive exceeds the principal amount of the Outstanding Notes you surrender. To the extent that the principal amount of the Outstanding Notes exchanged exceeds the fair market value of the Exchange Securities that you receive in exchange, your exchange will not result in taxable gain or loss, and we will be responsible for paying income tax on the income we realize from the forgiveness of our debt liability. In addition, any Exchange Securities you receive as payment towards accrued interest on the Outstanding Notes will result in income to you for federal income tax purposes. See “Material United States Federal Income Tax Considerations of the Exchange Offer” on page 39.

•	SEC Registration

We are not required to have an effective registration statement on file with the SEC to register the Exchange Securities in the Exchange Offer because the Exchange Offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. In accordance with SEC interpretations, the Exchange Securities received by you in the Exchange Offer will assume the same character for securities law purposes as the Outstanding Notes tendered by you. As a result, the Exchange Securities we issue to you in exchange for your Outstanding Notes will be restricted securities.

We have agreed, however, to register the Exchange Securities, including the Common Stock that may be acquired upon conversion of the Modified Notes, for resale by holders. See “Registration Rights” on page 35. Until registration is completed, the Exchange Securities will, like the Outstanding Notes, be restricted securities and will not be freely tradable.

•	Conditions to the Exchange Offer

The Exchange Offer is subject to a number of conditions, with the primary condition being that Hemagen is able to secure the exchange of all Outstanding Notes. However, if more than 75% in principal owned by a majority of the holders but less than all of the Outstanding Notes are tendered, we intend to petition the court in Delaware for a court order requiring the exchange of all Outstanding Notes.

If any of the conditions to the Exchange Offer are not satisfied, we will not be obligated to accept any tendered Outstanding Notes for exchange. However, we reserve the right to waive any of the conditions to the Exchange Offer. See “Conditions to the Exchange Offer” on page 31 for more information.

•	Term of Offer

You will have until 12:00 midnight, Eastern time on September 30, 2004, unless extended, to decide whether to tender your Outstanding Notes in the Exchange Offer. The Exchange Offer may be extended by us, at our discretion. If we receive tenders of less than all but more than 75% in principal amount owned by a majority of the holders of the Outstanding Notes by the expiration date, we intend to extend the Exchange Offer to include the entire period ending on the date of completion of our action in the Delaware Court of Chancery.

•	Extension or Amendment to the Exchange Offer

We reserve the right to extend or amend the Exchange Offer, in our sole discretion. During any extension of the Exchange Offer, all Outstanding Notes previously tendered and not withdrawn will remain subject to the Exchange Offer. During any period of time in which the Exchange Offer remains open, you have the right to withdraw previously tendered Outstanding Notes.

•	Notification of Extensions

If we extend the Exchange Offer, we will issue a press release or another form of public announcement no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date of the Exchange Offer.

•	Payment of Accrued Interest on Tendered Outstanding Notes

You are not being asked to forego any accrued interest on Outstanding Notes that are tendered in the Exchange Offer. The Exchange Offer will be effective on September 30, 2004, and therefore, interest shall continue to be paid at the rate of 8% through September 30, 2004 and thereafter interest shall accrue on our Modified Notes at the rate of 6% as described in this Offering Memorandum, assuming that the Exchange Offer is successfully completed. After the conclusion of the Exchange Offer, the issuance of the Exchange Securities will be made, accrued interest through September 30, 2004 will be paid and all obligations under the Outstanding Notes will be terminated.

•	Method of Tender of Outstanding Notes

To tender Outstanding Notes, you must deliver your Outstanding Notes, together with a completed Letter of Transmittal (included with this Offering Memorandum) and any other documents required by the Letter of Transmittal, to Hemagen, at its address listed on the front and back covers of this Offering Memorandum, in its capacity as the exchange agent for the Exchange Offer, not later than the time the Exchange Offer expires. If your Outstanding Notes are held in the name of your broker, you must cause your broker to complete and submit the Letter of Transmittal and other documents by the time the Exchange Offer expires.

•	Withdrawal Rights

You can withdraw previously tendered Outstanding Notes at any time until the Exchange Offer has expired. To withdraw previously tendered Outstanding Notes, deliver a written notice of withdrawal (or a facsimile of one) to the exchange agent, along with all information required by the notice of withdrawal, during the times when withdrawals are permitted. See “Withdrawal of Tenders” on page 34 for more information.

•	Issuance of Exchange Securities

Promptly following the expiration of a successful Exchange Offer, Exchange Securities will be delivered in exchange for the Outstanding Notes. If we invoke Delaware General Corporation Law Section 102(b), the Exchange Offer will not expire until the completion of the Delaware court action.

•	Questions about the Exchange Offer

If you have questions regarding the procedures for tendering in the Exchange Offer or require assistance in tendering your Outstanding Notes, please contact us at the address, telephone number or email address listed below under “Incorporation by Reference” on page 42 or listed on the front and back covers of this Offering Memorandum.

•	Board of Directors Position

Although our board of directors believes that the Exchange Offer is in the best interests of Hemagen, its stockholders and the holders of Outstanding Notes, our board of directors is not making any recommendation regarding whether you should tender your Outstanding Notes in the Exchange Offer. You must make your own determination as to whether to tender your Outstanding Notes in exchange for Exchange Securities. We urge you to read carefully this Offering Memorandum and the other documents to which we refer you in their entirety, including the discussion of risks and uncertainties affecting our business and the Exchange Offer set forth in the section of this Offering Memorandum entitled, “Risk Factors” on page 8.

HEMAGEN DIAGNOSTICS, INC.

Hemagen Diagnostics, Inc., a biotechnology company that develops, manufactures and markets more than 150 FDA cleared proprietary medical diagnostic test kits, was founded in 1985. Our mission is to produce the highest quality diagnostics in user-friendly formats at the best prices and to distinguish ourselves as the customer focused, high quality, manufacturer of choice. We produce high quality diagnostic products in many different formats, all designed to meet the changing needs of today’s laboratory.

We are a multinational corporation committed to serving markets worldwide. We continue to focus on new products and technologies, and our products are used in over one thousand respected laboratories, hospitals and blood banks throughout the world. We focus on markets that offer significant growth opportunities.

In the United States, we sell our products directly to physicians, veterinarians, clinical laboratories, and blood banks and on a private-label basis through multinational distributors of medical products. Internationally, we sell our products primarily through an extensive distributor network.

We have three key product lines:

Our VIRGO line of gold standard immunoassays are used in the diagnosis of Autoimmune and Infectious Diseases. Hemagen is also highly regarded as a leader in the area of acute phase protein measurement with our C-Reactive Protein (CRP) and patented Serum Amyloid A (SAA) assays. VIRGO products utilize multiple technologies including enzyme linked immunosorbent assays (ELISA), immunofluorescence (IFA), and hemagglutingation (HA) to meet the demands of laboratories worldwide. From fully automated ELISA kits to manually-run hemagglutination kits, our assays are widely respected for their high quality.

Our RAICHEM division offers a complete line of clinical chemistry reagents and diagnostic products for in vitro diagnostic use in the clinical marketplace, hospitals, and reference labs. The RAICHEM product line includes Serum Protein Immunoassays (SPIA’s) and Control and Calibrator products. RAICHEM is focused on manufacturing the highest quality accurate, sensitive, reliable, easy to use reagents priced for the cost conscious laboratory. RAICHEM reagents are compatible with most chemistry analyzers.

Our ANALYST BENCHTOP CLINICAL CHEMISTRY SYSTEM was purchased from Dade Behring, Inc., in 1998 and was originally designed, developed and marketed by the Dupont Company. The Analyst is a compact FDA cleared patented benchtop clinical chemistry profiler used to measure important constituents in human and animal blood. The analyzer provides results within ten minutes to physicians and veterinarians in their offices with the same accuracy and dependability that we bring to hospitals and commercial labs worldwide. Various rotor panels are available for diagnosing metabolic and organ function. The Analyst is one of the most simple, accurate, easy to use and cost-effective systems available for the in-office lab.

Our principal offices are located at 9033 Red Branch Road, Columbia, Maryland, 21045, and our telephone number is (443) 367-5500. We maintain our corporate website at www.hemagen.com. Information on our website is not part of this Offering Memorandum. Investors can obtain copies of our filings with the Securities and Exchange Commission from this site free of charge as well as from the Securities and Exchange Commission website at www.sec.gov. Information in this Offering Memorandum should be read in conjunction with our Form 10-KSB for the year ended September 30, 2003, our Forms 10-QSB for the quarters ended December 31, 2003, March 31, 2004 and June 30, 2004 and all other documents listed below under “Incorporation by Reference.”

The following persons are the directors and/or officers and/or controlling persons of Hemagen:

William P. Hales	President, Chief Executive Officer and Chairman of the Board of Directors
Deborah F. Ricci	Chief Financial Officer and Corporate Secretary
Dr. Alan S. Cohen	Director
Richard W. Edwards	Director
Edward T. Lutz	Director

The address of each person listed above is c/o Hemagen Diagnostics, Inc., 9033 Red Branch Road, Columbia, Maryland, 21045, and each such person’s telephone number is (443) 367-5500.

William P. Hales beneficially owns $780,000 principal amount of the Outstanding Notes. Mr. Hales plans to tender all of his Outstanding Notes in the Exchange Offer.

RISK FACTORS

You should carefully consider the risk factors described below and all other information contained in this Offering Memorandum, as well as the other information we include or incorporate by reference in this Offering Memorandum, before deciding whether to tender your Outstanding Notes in the Exchange Offer.

Risks Related to the Exchange Offer

You May Be Required to Exchange Your Outstanding Notes Even if You Do Not Tender Your Outstanding Notes in the Exchange Offer.

The Exchange Offer is conditioned, among other things, upon acceptance by holders of all of the Outstanding Notes. If less than all but more than 75% in principal amount owned by a majority of the holders of Outstanding Notes are tendered for exchange, we intend to invoke the procedure set forth in our Certificate of Incorporation as provided by §102(b)(2) of the Delaware Corporation Law by commencing an action in the Delaware Court of Chancery. The purpose of the action will be to obtain a court order requiring the remaining holders to exchange their Outstanding Notes for Exchange Securities pursuant to the terms of the Exchange Offer in accordance with Delaware law. There can be no assurance that we will undertake such a proceeding or that the court would grant our application. As a result, even if you do not accept the Exchange Offer, you may be required to exchange your Outstanding Notes for Exchange Securities. See “Conditions to the Exchange Offer” on page 31.

If the Exchange Offer is Not Successful, Our Auditor’s Report for Our Financial Statements for Fiscal Year 2004 May State That There is Substantial Doubt as to Our Ability to Continue as a Going Concern.

If the Exchange Offer is not successful and we fail to raise additional debt or equity by the completion of our audit for fiscal 2004, we face a going-concern opinion with our audited results for the year ending September 30, 2004. If our auditor’s report contains a going-concern opinion, our ability to continue to improve our operations and financial results will suffer.

If the Exchange Offer is Not Successful We May Not Be Able to Pay the Principal on the Outstanding Notes When It Becomes Due.

We are making this Exchange Offer because our Outstanding Notes mature in April 2005, and we will not be able to pay the principal amount on the Outstanding Notes at maturity without undertaking a new debt or equity financing. If this Exchange Offer is not successful we may not be able to find adequate financing to pay the principal amount on the Outstanding Notes prior to their maturity. In this event, with insufficient assets available to repay the Outstanding Notes, holders of the Outstanding Notes would have to attempt to realize on their collateral for repayment. We may be forced to seek, or may be forced into, protection under Chapter 11 of the United States Bankruptcy Code. The expense of any such proceeding will reduce the assets available for payment or distribution to our creditors, including the holders of the Outstanding Notes.

The Security for the Outstanding Notes May Not Be Sufficient

Although the Outstanding Notes are secured by perfected first priority liens, the outstanding stock in our subsidiaries, and on all real, tangible and intangible property not provided as security for our $1 million line of credit and a second lien on the security for that loan, the proceeds from the sale of this collateral, especially in a forced sale or liquidation scenario, may be insufficient to satisfy the amounts due under the Outstanding Notes. The market value of these assets depends on a variety of factors outside of our control, including interest rates, prepayment rates and economic conditions generally. No assurance can be given that these assets could be sold at their stated value on our balance sheet, if at all.

The Market Value of the Common Stock You Receive May Be Less Than the Value Determined in the Exchange Offer

We will issue a total of $2,040,000 in Common Stock in the Exchange Offer at a price equal to the lesser of:

· $2,040,000 converted at $0.40 per share or a total of 5,100,000 shares of Common Stock, subject to adjustment, or

· $2,040,000 converted at a 30% discount to the volume weighted average, of the daily low and high trading price, of the Common Stock as reported on the NASDAQ OTC Bulletin Board for the period beginning on April 1, 2004 through the closing date of the Exchange Offer, which is contemplated to become effective on September 30, 2004 and which would constitute 180 days. However, in no event shall the conversion price be less than $0.36 per share, which would result in the issuance of a total of 5,666,666 shares of Common Stock.

Consequently, although we have valued the Common Stock to be issued in the Exchange Offer at $2,040,000, the Common Stock that we issue may have a market value below $2,040,000 at the closing of the Exchange Offer if the per share market price of our Common Stock is lower than the per share price determined under the formula provided above.

We may not have Sufficient Cash on Hand to Retire the 6% Senior Subordinated Secured Convertible Notes at the Notes Maturity.

To the extent that the Modified Notes are not converted into Common Stock before the Modified Notes mature on September 30, 2009, we will be required to pay the $4,050,000 principal amount of Modified Notes plus accrued but unpaid interest at maturity. The Modified Notes will be secured by a security interest in our assets with a book value of approximately $5,800,000. This book value amount is stated net of approximately $7,000,000 of fully depreciated equipment that is currently in use in our business. No appraisal has been done of the fair market value of those assets. These assets in general consist of inventories, accounts receivable, property and equipment. This security interest shall be subordinated to $3,000,000 of our assets which may be used to secure a credit facility, which represents an increase over the $1,000,000 subordination allowed under the Outstanding Notes, and that, to date, has not been used; and real estate financing we may incur in the future for the purchase of a corporate facility which we are considering purchasing provided that the annual mortgage payments are less than the rent expense the Company is currently paying for our leased facilities. At the time of maturity, the fair market value of those assets, together with other resources available to us, may be insufficient to meet the maturity obligation. See “Description of 6% Senior Subordinated Secured Convertible Notes” on page 35.

We did not Obtain an Opinion as to the Fairness of the Consideration Offered in the Exchange Offer.

The numbers of shares and other terms of the Common Stock and Modified Notes to be issued in exchange for the Outstanding Notes in the Exchange Offer were determined by our management in negotiation with holders of Outstanding Notes. We did not obtain an opinion with respect to the Exchange Offer. Accordingly, no third party assurance has been given that the Exchange Offer is fair from a financial point of view.

You may be Required to Recognize Taxable Income in the Exchange Offer.

We intend to deliver to the holders, upon surrender of the Outstanding Notes, Exchange Securities having a fair market value equal to the outstanding principal balance of the Outstanding Notes so that holders should recognize no gain or loss. However, we will not obtain an independent opinion or valuation regarding either the Outstanding Notes or the Exchange Securities. Should it be interpreted by the IRS that the outstanding principal balance of the Outstanding Notes is their issue price as we determined when the Outstanding Notes were issued (which was less than the face amount of the Outstanding Notes) as opposed to their principal amount that the Exchange Securities have a higher fair market value than the Outstanding Notes tendered in exchange, a holder will recognize taxable gain on the Exchange Offer.

Our Common Stock Has Been Relatively Thinly Traded and We Cannot Predict the Extent to Which A Trading Market Will Develop for Our Common Stock.

Our Common Stock trades on the NASDAQ OTC Bulletin Board. Our Common Stock is thinly traded compared to larger, more widely known companies. Thinly traded securities can be more volatile than securities trading in a more active public market. We cannot predict the extent to which an active public market for the Common Stock will develop or be sustained after this offering.

We have not Paid, and Do Not Expect to Pay, Dividends on our Common Stock.

We have not paid dividends on our Common Stock since our inception and do not intend to pay any dividends to our Common Stock holders in the foreseeable future. We intend to reinvest any earnings in the development and expansion of our business.

Our Stock Price is Highly Volatile, and investing in our Stock Involves a High Degree of Risk.

The market price of our Common Stock, like the securities of many other medical diagnostic companies, fluctuates over a wide range, and you can expect it to continue to be highly volatile in the future. Since October 1, 2001, our stock has traded at a high of $1.19 and a low of $0.10. In addition, holders will be unable to sell the Common Stock that they receive in the Exchange Offer for one year after closing. The following factors may affect the market price of our Common Stock:

•	fluctuation in our operating results;

•	new product announcements made by us or our competitors;

•	our ability to develop, introduce and market new products on a timely basis;

•	our manufacturing capacities and our ability to increase the scale of these capacities;

•	the amount we spend on research and development;

•	changes in our strategy;

•	consolidation within our industry;

•	changes in the regulatory environment;

•	public concern as to the safety of our devices or similar devices developed by our competitors; and

•	general market conditions.

Because our stock price is so volatile, investing in our Common Stock is highly risky. A potential investor must be able to withstand the loss of his entire investment in our Common Stock.

Dilution and Market Share Overhang

We have 10,214,905 shares of Common Stock outstanding and obligations to issue an additional 2,264,014 shares upon the exercise of outstanding options. If the Exchange Offer is completed, we will have at least 5,100,000 additional shares of Common Stock outstanding and at least 5,400,000 shares which we would be committed to issue upon the conversion of the Modified Notes. The Common Stock issued in the Exchange Offer will not be transferable until one year from the date of issue. Therefore, a year from the date of issue there will be at least an additional 5,100,000 shares of Common Stock which may be traded and an additional 5,400,000 shares which may be traded once the Modified Notes are converted. As of September 1, 2004, the previous 106 day average daily volume for our Common Stock equals only approximately 12,795 shares per day. This lack of liquidity in our Common Stock would increase the risk associated with investing in our Common Stock. The sale of any significant portion of these shares could have a depressing effect upon the trading market for our Common Stock.

Risks Relating to Our Business

We are Not Profitable.

We incurred a net loss in each of the last five fiscal years and an operating loss in four of the last five fiscal years, showing an operating profit of $245,000 only in the year ended September 30, 2003. In the nine months ended June 30, 2004, we reported an operating loss of approximately $109,000. There can be no assurance that we will experience profitability in the future. Our ability to be consistently profitable will depend, in part, on our ability to execute our business plan. We make no assurances that we will be able to successfully execute our business plan which includes:

•	continuing to develop innovative products;

•	increasing our sales and marketing activities;

•	increasing our manufacturing activities and efficiencies; and

•	effectively competing against current and future competitors.

We Have a Major Customer and the Loss of Such Major Customer Would Significantly Affect Our Revenues.

During the nine months ended June 30, 2004 and the year ended September 30, 2003, we derived approximately $700,000 and approximately $1,343,000, respectively, or 12% and 16%, respectively, of our revenues from one significant customer under a supply agreement that extends to December 2006. If we were to lose the revenue from this contract, we may not be able to replace those revenues. Our financial position, results of operations, our ability to pay debt and our ability to make distributions to our stockholders may be adversely affected by financial difficulties experienced by our major customer.

We are Subject to Risks and Uncertainties that May Cause Our Actual Results, Performance or Achievement to Differ Materially from our Historical Results.

Our periodic operating results have varied in the past. In the future, we expect our periodic operating results to vary significantly depending on, but not limited to, a number of factors, including, in addition to those factors discussed elsewhere in this section:

•	new product announcements made by us or our competitors;

•	changes in our pricing structures or the pricing structures of our competitors;

•	our ability to develop, introduce and market new products on a timely basis;

•	our manufacturing capacities and our ability to increase the scale of these capacities;

•	the amount we spend on research and development;

•	changes in our strategy.

•	consolidation within our industry; and

•	changes in the regulatory environment.

We May Need Additional Funding in the Future for Our Operations, and These Funds May Not be Available to Us.

We believe that cash flow from operations, cash on hand and our existing credit facility will be sufficient to fund our operations and capital expenditures over the next 12 months, although we can give no such assurance. However, as discussed above, we have insufficient resources to pay the Outstanding Notes when they become due on April 17, 2005.

To the extent that our existing resources and anticipated revenue from the sale of our products are insufficient to fund our activities, we will have to raise additional funds from the issuance of public or private securities. We may not be able to raise additional funding, or if we are able to, we may not be able to raise funding on acceptable terms. We may dilute then-existing stockholders if we raise additional funds by issuing new equity securities. Alternately, we may have to relinquish rights to certain of our technologies, products and/or sales territories if we are required to obtain funds through arrangements with collaborative partners. If we are unable to raise needed funds, we may be required to curtail our operations significantly. This would materially adversely affect our operating results and financial condition.

We Rely on Trade Secrets and Confidentiality Agreements to Protect our Technology.

While we own a number of patents, we protect our technology primarily as trade secrets rather than relying on patents, either because patent protection is not possible or, in our opinion, would be less effective than maintaining secrecy. In addition, we rely upon confidentiality agreements with our employees. To the extent that we rely on confidentiality agreements and trade secret protection, there can be no assurance that our efforts to maintain secrecy will be successful or that third parties will not be able to develop the technology independently.

We Own Patents, the Loss of Any of Which Would Negatively Affect Our Business.

Our patents may not provide significant proprietary protection because there is a chance that they will be circumvented or invalidated. We cannot be certain that we were the first creator of the inventions covered by our issued patents or pending patent applications, or that we were the first to file patent applications for these inventions, because (1) the United States Patent and Trademark Office maintains all patent applications in secrecy until it issues the patents and (2) publications of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months. We may have to participate in interference proceedings, which are proceedings in front of the U.S. Patent and Trademark Office, to determine who will be issued a patent. These proceedings could be costly and could be decided against us.

We may in the future apply for patent protection for certain other technology when management believes such protection would be beneficial to us. The protection afforded by patents depends upon a variety of factors which may severely limit the value of the patent protection, particularly in foreign countries, and no assurance can be given that patents, if granted, will provide meaningful protection for our technology.

Our Internal Research and Development Resources are Limited.

Our research and development expenses for the nine months ended June 30, 2004 and year ended September 30, 2003 were approximately $71,000 and $220,000, respectively This reduction is mainly attributable to reduced salaries for research and development employees. In addition, we anticipate outsourcing some research and development activities, and we may increase research and development headcount were we to determine it to be appropriate.

We Rely on Distributors to Sell Our Products and Have Sole Distributorship Agreements in a Number of Countries.

We distribute many of our products primarily through distributors. As a result, we are dependent upon these distributors to sell our products and to assist us in promoting and creating a demand for our products. We have a number of distributors in and outside of the United States who distribute our products. We believe that our future growth depends on the efforts of these distributors. If one of our distributors were to stop selling our products we may not be able to replace such lost revenue. Furthermore, many of our distributors may carry our competitors’ products, and may promote our competitors’ products over our own products.

We Have Substantial Sales in Brazil and our Revenues are Subject to the Currency Fluctuations, Political and Economic Risks Associated with doing Business in Brazil.

A significant amount of our sales are through our Brazilian subsidiary and are subject to the currency fluctuations, political and economic risks associated with doing business in Brazil and over which we have no control. Our growth plans include continuing to grow revenues in Brazil going forward. Our revenues in Brazil were approximately $673,000 for the nine month period ended June 30, 2004 and $621,000 for the year ended September 30, 2003, or 12% and 7% of our total revenues, respectively.

Compliance with Governmental Regulations Impose Significant Costs on our Business and New Governmental Regulations May Impose Additional Costs on our Business.

Federal, State and Local Regulations

In the United States we are subject to numerous federal, state and local regulations regarding the manufacture and sale of health care products and diagnostic devices. These regulations are subject to change. We cannot predict what impact, if any, such changes would have on our business.

Our production and marketing activities are subject to regulation by the FDA, under the authority of the Federal Food Drug, and Cosmetic Act. These regulations require that we must formally notify the FDA of our intentions to market in vitro diagnostic devices through a regulatory submissions process, either the 510(k) process or the Premarket Approval (PMA) process. When a 510(k) process is used, we are required to demonstrate that the product is “substantially equivalent” to another product in commercial distribution. We cannot proceed with sales of our diagnostic products in the United States until we receive clearance from the FDA in the form of a substantial equivalency letter. Currently, the majority of products that are reviewed by the 510(k) process are cleared within 90 days. In certain cases, specifically for Class III devices, we must follow the PMA process that involves a lengthier and more burdensome process.

We are required to register with the FDA as a device manufacturer and to disclose our devices. Accordingly, we are subject to inspection on a routine basis for compliance with the FDA’s Quality System Regulations. These regulations require that we manufacture our products and maintain our documents in a prescribed manner with respect to design, manufacturing, testing, process control, and distribution activities. In addition, we are required to comply with various FDA requirements for labeling, pursuant to the applicable regulations. Finally, the FDA prohibits an approved device from being marketed for unapproved applications. A failure to satisfy any of these regulations could have a material adverse effect on our business and results of operations.

Federal and state regulations regarding the manufacture and sale of health care products and diagnostic devices may change. We cannot predict what impact, if any, such changes would have on our business.

International Regulations

Our products are distributed internationally and we are subject to numerous regulations regarding the manufacture and sale of health care products and diagnostic devices in territories outside the United States. These regulations are subject to change. We cannot predict what impact, if any, such changes would have on our business.

The regulatory controls being imposed upon us with respect to the international distribution and marketing of in vitro diagnostic devices are increasing. Specifically, member nations of the European Community are developing a standardized quality system called EN 29000 that is anticipated to be effective throughout the European Community once enacted. Companies will be allowed a grace period to conform to the directive. We will be required to conform to the EN 29000 regulations for any product sold in the European Community. The European Community has adopted the IVD Directive. All in vitro devices must bear the CE Marking of Conformity by December 2003. We have registered most of our products and continue to work to register several other products. In addition, other countries are expected to come under the IVD directive and we will continue to register products where necessary. Hemagen received the CE Marking for the Analyst instrument in December 1999.

In addition, as we continue to sell in foreign markets, we may have to obtain additional governmental clearances in those markets. We may not be able to obtain regulatory clearances for our products in foreign markets, and the failure to obtain these regulatory clearances will materially adversely affect our business and results of operations.

A Recent FDA Inspection Cited Quality Systems Weaknesses Which We Must Rectify.

We are subject to periodic inspections of the FDA. One such inspection was conducted at our Columbia, Maryland facility in August 2004. As a result, three observations that were considered to be weaknesses in our quality systems were cited. We have responded to the FDA that we will make the appropriate changes to our quality system to prevent the observations from continuing, but if we fail to make these changes, it could result in our receiving a warning letter from the FDA, which could lead to the FDA inhibiting our ability to ship our products.

We Depend on Key Members of our Management and Scientific Staff, and We Must Retain and Recruit Qualified Individuals if We are to be Competitive.

We are highly dependent on the principal members of our management and scientific staff. The loss of any of these key personnel, including in particular William P. Hales, our President and Chief Executive Officer, and certain scientific personnel might impede the achievement of our business objectives. We are not aware of any member of our senior or executive management team who intends to retire within one year of the date of this filing. We do not maintain key man life insurance on any of our active employees.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes Oxley Act of 2002.

We are evaluating our internal controls systems in order to allow management to report on, and our independent auditors to attest to, our internal controls, as required by this legislation. We will be performing the system and process evaluation and testing (and any necessary remediation) required in an effort to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes Oxley Act. As a result, we expect to incur additional expenses and diversion of management’s time. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 in a timely fashion, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations since there is no precedent available by which to measure compliance adequacy. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the Securities Exchange Commission. Any such action could adversely affect our financial results.

We May be Subject to Product Liability Claims.

The research, development, manufacturing, testing, marketing and sale of clinical diagnostic products entail an inherent risk of allegations of product liability, and there can be no assurance that product liability claims will not be asserted against us. We may incur product liability due to product failure or improper use of products by the user. Inaccurate detection may result in the failure to administer necessary therapeutic drugs or administration of unnecessary and potentially toxic drugs. Even with proper use of a product, there may be specific instances in which the results obtained from our test kits could lead a physician to predict the inappropriate therapy for a particular patient. We maintain product liability insurance in the amount of up to $5,000,000 per incident and in the aggregate which, based on our experience and industry practice, we believe to be adequate for our present operations. No assurance can be given that our insurance coverage is sufficient to fully insure against claims, which may be made against us.

Our Activities Involve the Use of Hazardous Materials, and We may be Held Liable for any Accidental Injury from these Hazardous Materials.

Our research and development activities involve the controlled use of hazardous materials. Although we believe that our safety procedures for handling and disposing of our hazardous materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for damages that result and significant and unexpected costs including costs relating to liabilities and clean-up, costs from increased insurance premiums or liability to obtain adequate insurance at a reasonable price and costs from loss of operations during clean-up.

Our Industry is Highly Competitive.

The clinical diagnostics industry is highly competitive. There are many companies, both public and private, engaged in diagnostics-related research and development, including a number of well-known pharmaceutical and chemical companies. Competition is based primarily on product reliability, customer service and price. Many of these companies have substantially greater capital resources and have marketing and business organizations of substantially greater size than us. Many companies have been working on immunodiagnostic reagents and products, including some products believed to be similar to those currently marketed or under development by us, for a longer period of time than us. We expect competition within this industry to intensify.

BACKGROUND AND REASONS FOR THE EXCHANGE OFFER

Information in this Offering Memorandum should be read in conjunction with our Form 10-KSB for the year ended September 30, 2003, our Forms 10-QSB for the quarters ended December 31, 2003, March 31, 2004 and June 30, 2004 and all other documents listed below under “Incorporation by Reference” on page 42.

Financial and Operational Results Since September 30, 1999

On September 30, 1999, new management assumed control of Hemagen Diagnostics, Inc., following the successful conclusion of a solicitation of stockholder votes to gain control of the Board of Directors.

The Outstanding Notes were issued in May 2000 as part of new management’s assessment of our financial needs. In the May 2000 private placement, we issued units for a purchase price of $500,000 per unit. Each unit consisted of a $500,000 8% Senior Subordinated Secured Convertible Note, 200,000 detachable warrants to purchase Common Stock and 93,750 shares of Common Stock. We refer to the securities issued in the May 2000 private placement collectively as the Investment Units.

In addition, immediately following gaining control, new management instituted an examination of all of our operations and instituted various initiatives that focused on, and resulted in, the following:

•	We announced the first operating profit in five years for our fiscal year ended September 30, 2003.

	Fiscal 2003	Fiscal 2002	Fiscal 2001	Fiscal 2000	Fiscal 1999
Operating Income (Loss)	$244,519	$(671,088)	$(263,620)	$(4,247,975)	$(4,664,795)

•	During the fiscal year ended September 30, 2003 we generated positive cash from operations.

	Fiscal 2003	Fiscal 2002	Fiscal 2001	Fiscal 2000	Fiscal 1999
Net Cash Provided by Operating Activities	$459,000	$19,000	$142,000	$(1,943,000)	$330,000	(1)

(1)	Much of the cash generated in fiscal 1999 was due to the extension of trade creditors related to prior management’s acquisition of the Analyst product line, while the cash used in fiscal 2000 represented the repayment to those trade creditors.

•	We have significantly decreased expenses and improved efficiencies. We now utilize 55,000 square feet and operate with 62 full-time employees. Prior to the management change, we were operating with 115 full-time employees in three facilities occupying approximately 82,000 square feet. New management consolidated its Waltham, Massachusetts facility into its Columbia, Maryland facility and plans to consider further consolidation activities and cost reduction measures.

•	We have steadily improved gross margins. Gross margins for fiscal year 2003 were 35% as compared to 31% in fiscal year 2002, 31% in fiscal 2001, 13% in fiscal 2000 and 22% in fiscal 1999. The improvement in the gross profit resulted from better utilization of our facilities, staffing and reduced expenditures.

•	As of November 30, 2002, we repaid a $1.2 million of subordinated notes payable owed to Dade Behring related to the acquisition of the Analyst® business by prior management. New management had previously restructured a manufacturing agreement with Dade Behring and refinanced the $1.2 million subordinated debt payment.

•	We completed the transition of the Analyst product line from Dade Behring, Inc., which had been set in place by prior management. This transition included restructuring the manufacturing agreement for Analyst components, relocating the assembly operations of the Analyst instrument, and relocating the rotor manufacturing for the Analyst to our Maryland facility.

•	In December 2001, we successfully acquired the assets of Kalisto Biologicals, Inc., and integrated them into our operations. Kalisto manufactured and marketed a clinical chemistry analyzer called the Endochek that is used to measure essential constituents in animal blood.

•	We have focused on improving sales and marketing which resulted in the following significant achievements:

•	In December 1999, we signed a supply agreement with Roche Diagnostics Corporation for annual estimated volumes in excess of $1 million. In December 2002, we signed a four-year extension of that contract which will also include new products in the near future.

•	In 2003, we were awarded the “Centralized Diagnostics Supplier of the Year Award” by Roche Diagnostics Corporation, at its annual Supplier Awards Conference. This award was presented to our Raichem Division for demonstrating exemplary performance in the areas of Customer Focus, Quality, Teamwork, Cost, and Innovation.

•	We developed new marketing programs for the Analyst in the veterinary market, and grew placements of the Analyst in the veterinary market by approximately 10% over the past three years. Today, we service over 600 veterinary practices with general chemistry testing systems.

•	We increased distribution and awareness of our proprietary ELISA kit for the detection of Chagas Disease in Central and South America. Management will look to obtain blood-banking approval for this product in several countries.

•	We are seeking to expand our OEM contract business as a means of making operations more efficient. We are currently working with a large diagnostics manufacturer to manufacture certain reagents to them on an OEM basis. We have thus far begun to manufacture four products prior to entering into a supply agreement. This business is expected to exceed $250,000 per year.

•	On September 26, 2002, Bay National Bank, a Maryland bank holding company, extended a $1 million dollar line of credit to us. As of today, we have not used the line of credit although it offers us flexibility to pursue future growth opportunities and for general working capital purposes. The term of the line of credit was recently renewed and extended through March 31, 2005.

•	We have improved our working capital position and financial ratios as shown below:

	Fiscal 2003	Fiscal 2002	Fiscal 2001	Fiscal 2000		Fiscal 1999
Working Capital(2)	$3,839,000	$3,491,000	$3,937,000	$3,451,000		$872,000
Current Ratio(3)	3.6 to 1.0	3.0 to 1.0	3.0 to 1.0	1.8 to 1.0		1.1 to 1.0
Cash Available	$724,000	$464,000	672,000	$1,460,000	(1)	$289,000
Line of Credit Facility (4)	$1,000,000	$1,000,000	$0	$0		$0

(1)	This increase in cash was a result of the May 2000 private placement in which we issued the investment units. The majority of this cash was used to repay trade payables and back payables to Dade Behring related to the Analyst acquisition

(2)	Working capital is computed as the excess of current assets over current liabilities.

(3)	The current ratio is computed as the ratio of current assets to current liabilities.

(4)	Subject to borrowing base calculation.

Reasons for the Exchange Offer

We are making this Exchange Offer because our Outstanding Notes mature in April 2005, and we will not be able to pay the entire principal balance unless we raise funds in an alternative debt or equity financing. We believe that restructuring our debt through this Exchange Offer will benefit us, our stockholders, and the holders of our Outstanding Notes, by converting the Outstanding Notes to equity. In addition, we believe that restructuring our debt through the Exchange Offer will benefit both our stockholders and the holders of our Outstanding Notes because:

•	It will remove the uncertainty in the marketplace related to the maturity of debt on April 17, 2005.

•	We believe that the Outstanding Notes, in their current form, have made it difficult for us to compete and will continue to make it difficult for us to compete in the future. We believe we have lost opportunities to do business with large companies in our industry due to the substantial net losses reported in our financial statements even though the losses are predominantly of a non-cash nature. These non-cash charges resulted from the structure of the May 2000 private placement. When the units were issued in the May 2000 private placement, we recorded a discount of $5.2 million on the Outstanding Notes, which was to be amortized over the life of the Outstanding Notes. The discount represented the value of the Common Stock and warrants consisting of a portion of the investment units based on calculations made in accordance with generally accepted accounting principles.

•	The amortization of the debt discount caused us to report significant non-cash charges in the amounts of $997,000, $568,000, $329,000 and $225,000 for fiscal 2003, 2002, 2001 and 2000, respectively. We expect that we will record a non-cash charge of approximately $1,700,000 for fiscal 2004. By not completing the Exchange Offer, we believe that we are compromising our position in negotiating acquisitions, joint ventures and business in which potential large customer relationships would be reliant upon our continued financial viability and our ability to demonstrate our long-term viability.

•	In addition, we believe that our independent registered public accountants report will include an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern. We believe that this could impact our ability to improve our operations and financial results.

MARKET FOR COMMON STOCK

Our Common Stock has been traded on the Over-the-Counter Bulletin Board (OTC Bulletin Board) market since March 3, 2003. Prior to that date, our Common Stock traded on the over-the-counter market through the NASDAQ Smallcap Market from February 4, 1993 to February 28, 2003. On September 1, 2004 the closing bid and ask price for our Common Stock as reported by the OTC Bulletin Board were $0.43 and $0.50 per share, respectively. As of September 1, 2004, the previous 106 day average daily volume for our Common Stock equals approximately 12,795 shares per day.

For the periods indicated, the following table sets for the range of high and low bid prices for our Common Stock as reported by the OTC-BB and the Nasdaq for the period indicated. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	High	Low
Fiscal Year Ended September 30, 2002
First Quarter	$0.99	$0.73
Second Quarter	1.19	0.80
Third Quarter	1.04	0.46
Fourth Quarter	0.79	0.29
Fiscal Year Ended September 30, 2003
First Quarter	$0.46	$0.10
Second Quarter	0.43	0.10
Third Quarter	0.48	0.15
Fourth Quarter	0.33	0.23
Fiscal Year Ended September 30, 2004
First Quarter	$0.69	$0.24
Second Quarter	0.91	0.47
Third Quarter	0.80	0.53
Fourth Quarter (through September 1, 2004)	0.68	0.36

DIVIDENDS

We have never paid cash dividends on our Common Stock. We currently intend to retain all future earnings, if any, for use in our business and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the Exchange Securities in the Exchange Offer.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data set forth below is derived from our unaudited consolidated financial statements for the nine months ended June 30, 2004 and 2003 and from our audited financial statements for the fiscal years ended September 30, 2003, 2002, 2001, 2000 and 1999. The unaudited consolidated interim results, in the opinion of management, reflect all adjustments (consisting solely of normal recurring adjustments), which are necessary to present fairly the results for the unaudited interim periods. The unaudited interim results for the nine months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the year ending September 30, 2004. The following selected consolidated financial data should be read in conjunction with the more detailed information contained in the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this Offering Memorandum and included in our SEC filings. See the section of this Offering Memorandum entitled “Incorporation by Reference” on page 42.

SELECTED CONSOLIDATED BALANCE SHEET DATA

	June 30,		September 30,
	2004	2003	2003	2002	2001	2000	1999
Cash and cash equivalents	$483,513	$672,133	$724,287	$463,958	$672,378	$1,460,446	$289,320
Other current assets	4,573,060	4,205,402	4,566,058	4,728,115	5,187,188	6,070,019	7,836,120
Total current assets	5,056,573	4,877,535	5,290,345	5,192,073	5,859,566	7,530,465	8,125,440

Total Assets	5,814,890	6,209,725	6,486,587	7,022,228	8,383,508	10,931,147	12,152,464

Current portion of senior subordinated convertible notes net of unamortized discount	4,329,408	—	—	—	—	—	—
Other current liabilities	1,243,769	1,390,815	1,451,638	1,700,649	1,923,008	4,079,881	7,253,644

Total current liabilities	5,573,177	1,390,815	1,451,638	1,700,649	1,923,008	4,079,881	7,253,644

Other Non-Current Liabilities	—	—	—	—	145,070	—	—
Senior subordinated secured convertible notes, net of unamortized discount.	—	2,809,444	3,112,940	2,115,949	1,547,624	1,268,303	—

Total Liabilities	5,573,177	4,200,259	4,564,578	3,816,598	3,615,705	5,348,184	7,253,644

Total Stockholders’ Equity	241,713	2,009,466	1,922,009	3,205,630	4,767,806	5,582,963	4,898,820
Total Liabilities and Stockholders’ Equity	5,814,890	6,209,725	6,486,587	7,022,228	8,383,508	10,931,147	12,152,464

SELECTED CONSOLIDATED STATEMENT OF OPERATIONS DATA

	Nine Months Ended		Year Ended September 30,
	June 30,	June 30,
	2004	2003	2003	2002	2001	2000	1999
Net Revenues	$5,784,978	$6,201,117	$8,472,711	$9,499,532	$10,970,558	$10,995,604	$14,588,739
Operating Income (Loss)	(51,971)	(163,171)	244,519	(671,088)	(263,620)	(4,247,975)	(4,664,795)
Total Other Expenses, including interest expense	(1,596,870)	(1,072,123)	(1,509,788)	(1,089,395)	(804,817)	(882,161)	(495,560)

	Nine Months Ended		Year Ended September 30,
	June 30,	June 30,
	2004	2003	2003	2002	2001	2000	1999
Net loss before cumulative effect of a change in accounting principle	$(1,648,841)	$(1,235,294)	$(1,265,269)	$(1,760,483)	$(1,068,437)	$(5,130,136)	$(5,160,355)
Cumulative effect of change in accounting principle for benefit conversion feature of debt	—	—	—	—	$(1,130,384)	—	—
Income Tax Expense	$(24,088)	—	—	—	—	—	—

Net Loss	$(1,672,929)	$(1,235,294)	$(1,265,269)	$(1,760,483)	$(2,198,821)	$(5,130,136)	$(5,160,355)

Share Data (Basic and Diluted):
Loss from continuing operations	$(0.17)	$(0.12)	$(0.13)	$(0.18)	$(0.11)	$(0.53)	$(0.66)
Cumulative effect of change in accounting principle for beneficial conversion feature of debt	—	—	—	—	$(0.12)	—	—

Net Loss	$(0.17)	$(0.12)	$(0.13)	$(0.18)	$(0.23)	$(0.53)	$(0.66)

Weighted average shares — basic and diluted	10,106,364	10,104,855	10,104,855	10,044,457	9,751,462	8,587,739	7,780,123

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial statements have been prepared to give effect to the completion of the Exchange Offer. The adjustments to the unaudited pro forma combined financial statements are subject to change pending potential changes to the final terms of the Exchange Offer and accounting treatment of those terms. The impact of these changes could be material.

The unaudited pro forma consolidated balance sheets as of June 30, 2004 and September 30, 2003 give effect to the Exchange Offer as if it had been completed on June 30, 2004 and September 30, 2003, respectively. The unaudited pro forma combined statements of operations for the nine months ended June 30, 2004 and the year ended September 30, 2003 give pro forma effect to the Exchange Offer as if it had been completed on the first day of the periods presented.

The unaudited pro forma consolidated financial statements are based upon available information and upon certain estimates and assumptions that are believed to be reasonable. These estimates and assumptions are preliminary and have been made solely for the purposes of developing these pro forma consolidated financial statements. Unaudited pro forma consolidated financial statements are presented for illustrative purposes only and do not purport to be indicative of the results of operation or financial position of the consolidated company that would actually have been achieved had the transaction been completed for the period presented, or that may be obtained in the future. These unaudited pro forma consolidated financial statements are based upon the respective historical consolidated financial statements of Hemagen and notes thereto, which are incorporated into this Offering Memorandum by reference. The pro forma financial information should be read in conjunction with our Form 10-KSB for the year ended September 30, 2003, our Forms 10-QSB for the quarters ended December 31, 2003, March 31, 2004 and June 30, 2004 and all other documents listed under “Incorporation by Reference” on page 42

CONSOLIDATED UNAUDITED PROFORMA BALANCE SHEETS

	Historical
	Unaudited			Proforma	Historical Audited			Proforma
	Consolidated			Consolidated	Consolidated			Consolidated
	Balance Sheet as of	Proforma		Balance Sheet as of	Balance Sheet as of	Proforma		Balance Sheet as of
	June 30, 2004	Adjustments		June 30, 2004	September 30, 2003	Adjustments		September 30, 2003
Assets
Current Assets:
Cash	$483,513			$483,513	$724,287			$724,287
Accounts Receivable net of allowance for doubtful accounts	1,208,677			1,208,677	1,142,180			1,142,180
Inventories, net	3,229,783			3,229,783	3,250,890			3,250,890
Prepaid Expenses and other current assets	134,600			134,600	172,988			172,988

Total Current Assets	5,056,573			5,056,573	5,290,345			5,290,345
Property, plant and equipment, net of accumulated depreciation and amortization	590,004			590,004	997,942			997,942
Other Assets	168,313	(15,990	)(e)	152,323	198,300	(31,976	)(e)	166,324

Total Assets	$5,814,890	$(15,990)		$5,798,900	$6,486,587	$(31,976)		$6,454,611

Liabilities and Stockholders’ Equity
Current Liabilities:
Outstanding Notes, net of unamortized discount of $1,760,592	$4,329,408	$(4,329,408	)(a)	—	—			—
Accounts Payable and Accrued Liabilities	1,215,384			1,215,384	1,393,875			1,393,875
Deferred Revenue	28,385			28,385	57,763			57,763

Total Current Liabilities	5,573,177	(4,329,408)		1,243,769	1,451,638	—		1,451,638

Outstanding Notes, net of unamortized discount of $2,977,060	—			—	3,112,940	(3,112,940	)(b)	—
Modified Notes, net of unamortized discount of $643,250	—	3,406,750	(c)	3,406,750	—	3,406,750	(c)	3,406,750

Total Liabilities	5,573,177	(922,658)		4,650,519	4,564,578	293,810		4,858,388

Stockholders Equity
Common stock, $0.01 par value — 30,000,000 shares authorized; issued and outstanding: 10,214,855 and 10,204,855 at June 30, 2004 and September 30, 2003, respectively	102,149	51,000	(d)	153,149	102,048	51,000	(d)	153,048
Additional paid-in capital	20,949,962	2,091,000	(d)	23,040,962	20,947,149	2,091,000	(d)	23,038,149
Accumulated deficit	(20,552,649)	(1,235,332	)(e)	(21,787,981)	(18,879,718)	(2,467,786	)(e)	(21,347,504)
Accumulated other comprehensive loss — currency translation loss	(168,112)			(168,112)	(157,833)			(157,833)
Less treasury stock at cost; 100,000 shares at June 30, 2004 and September 30, 2003	(89,637)			(89,637)	(89,637)			(89,637)

Total Stockholders’ Equity	241,713	906,668		1,148,381	1,922,009	(325,786)		1,596,223

Total Liabilities and Stockholders’ Equity	$5,814,890	$(15,990)		$5,798,900	$6,486,587	$(31,976)		$6,454,611

CONSOLIDATED UNAUDITED PROFORMA STATEMENTS OF OPERATIONS

					Supplemental Proforma
					Information Excluding One-time
					Debt Conversion Charges
	Historical
	Unaudited					Adjusted* Proforma
	Consolidated			Proforma		Consolidated
	Statement of			Consolidated		Statement of
	Operations for the			Statement of		Operations for the
	nine months ended			Operations for the	Proforma One-time	nine months
	June 30, 2004, as	Proforma		nine months ended	Exchange Related	ended
	reported	Adjustments		June 30, 2004	Adjustments	June 30, 2004
Product Sales	$5,784,978			$5,784,978		$5,784,978
Cost of Product Sales	3,850,096			3,850,096		3,850,096
Research and Development	182,042			182,042		182,042
Sales, General and Administrative	1,742,811	(90,992	)(f)	1,833,803		1,833,803
Other Operating Expenses	62,000	(2,435,810	)(g)	2,497,810	2,435,810 (g)	62,000

Net Operating Loss	(51,971)	(2,526,802)		(2,578,773)	2,435,810	(142,963)

Interest Expense, net	(1,582,567)	1,321,308	(h)	(261,259)		(261,259)
Other Expense	(14,303)			(14,303)		(14,303)

Total Other Expenses	(1,596,870)	1,321,308		(275,562)		(275,562)
Net Loss before income taxes	(1,648,841)	(1,205,494)		(2,854,335)	2,435,810	(418,525)

Income taxes	(24,088)	—		(24,088)	—	(24,088)

Net Loss	$(1,672,929)	(1,205,494)		$(2,878,423)	2,435,810	$(442,613)

Share Data:
Earnings Per Share; Basic and Diluted	$(0.17)	—		$(0.19)	—	$(0.03)

Weighted Average Shares Outstanding	10,106,364	5,100,000	(i)	15,206,364		15,206,364

     The above Proforma Consolidated Statement of Operations for the nine months ended June 30, 2004, provides the Proforma results as if the Exchange occurred on the first day of the period presented but because this Exchange will require a significant one-time charge related to the elimination of the existing unamortized debt discount on the Outstanding Notes, supplemental proforma information has been provided to exclude the impact of the one-time charges related to debt conversion charges from the Exchange.

*	The Adjusted Proforma Consolidated Statement of Operations is presented in the far right column to show the Consolidated Statement of Operations without this one-time adjustment or as if the Exchange had taken place before the first day of the period reported.

					Supplemental Proforma
					Information Excluding One-time
					Debt Conversion Charges
	Historical
	Unaudited					Adjusted*
	Consolidated			Proforma		Proforma
	Statement of			Consolidated		Consolidated
	Operations for the			Statement of		Statement of
	nine months ended			Operations for the	Proforma One-time	Operations for the
	June 30, 2004,	Proforma		nine months ended	Exchange Related	nine months ended
	as reported	Adjustments		June 30, 2004	Adjustments	June 30, 2004
Product Sales	$8,472,711			$8,472,711		$8,472,711
Cost of Product Sales	5,480,109			5,480,109		5,480,109
Research and Development	219,644			219,644		219,644
Sales, General and Administrative	2,528,439	(106,979	) (f)	2,635,418		2,635,418
Other Operating Expenses	—	(3,432,801	) (g)	3,432,801	3,432,801 (g)	—

Net Operating Loss	244,519	(3,539,780)		(3,295,261)	3,432,801	137,540

Interest Expense, net	(1,485,930)	1,133,800	(h)	(352,130)		(352,130)
Other Expense	(23,858)			(23,858)		(23,858)

Total Other Expenses	(1,509,788)	1,133,800		(375,988)		(375,988)
Net Loss before income taxes	(1,265,269)	(2,405,980)		(3,671,249)	3,432,801	(238,448)

Income taxes	—	—		—	—	—

Net Loss	$(1,265,269)	(2,405,980)		$(3,671,249)	3,432,801	$(238,448)

Share Data:
Earnings Per Share; Basic and Diluted	$(0.13)	—		$(0.24)	—	$(0.02)

Weighted Average Shares Outstanding	10,104,855	5,100,000	(i)	15,204,855		15,204,855

The above Proforma Consolidated Statement of Operations for the year ended September 30, 2003, provides the Proforma results as if the Exchange occurred on the first day of the period presented but because this Exchange will require a significant one-time charge related to the elimination of the existing unamortized debt discount on the Outstanding Notes, supplemental proforma information has been provided to exclude the impact of the one-time charges related to debt conversion charges from the Exchange.

* The Adjusted Proforma Consolidated Statement of Operations is presented in the far right column to show the Consolidated Statement of Operations without this one-time adjustment or as if the Exchange had taken place before the first day of the period reported.

Notes to the Pro Forma Consolidated Financial Statements

(a)	Represents the face value of the Outstanding Notes of $6,090,000 at June 30, 2004, net of unamortized discount of $1,760,592. This amount is eliminated on the effective date of the Exchange for a net adjustment of $4,329,408.

(b)	Represents the face value of the Outstanding Notes of $6,090,000 at September 30, 2003, net of unamortized discount of $2,977,060. This amount is eliminated on the effective date of the Exchange for a net adjustment of $3,112,940.

(c)	In conjunction with the Exchange Offer, $4,050,000 face value of Modified Notes will be issued. The Modified Notes are being recorded at their face value less an amount that represents the discount on the Modified Notes of $643,250. This net amount represents the estimated fair value of the Modified Notes the effective date of the exchange by calculating the discounted cash flow stream from the interest and maturity of the Modified Notes. A discount rate of 10% was used to calculate the fair value, based on the Company’s current borrowing rates, operating history, security interest, and today’s prime rate.

(d)	Represents the recording of the 5,100,000 shares of Common Stock assumed to be issued at the Exchange. This amount is subject to adjustment as explained on page 33 — “Terms of The Exchange Offer: Period for Tendering Outstanding Notes.”

The par value of the common stock is $0.01 per share, therefore $51,000 (5,100,000 shares x $0.01) will be recorded for the issue of the Common Stock. The additional paid in capital related to the Common Stock issued is the difference between the fair value of the stock on the date of the Exchange less the par value. For the Proforma purposes, it is assumed the fair value of the Common Stock is $0.42 per share on June 30, 2004 and September 30, 2003, therefore the adjustment to additional paid in capital would be $2,091,000 (5,100,000 shares x ($0.42 fair value — $0.01 par value)). The total fair value of the Common Stock would be $2,142,000 (5,100,000 shares x $0.42).

(e)	Amount represents the write off of debt conversion costs and origination fees associated with the Outstanding Notes. The debt conversion costs were calculated as the excess of the fair value of the securities issued by the Company in the Exchange Offer over the net book value of the Outstanding Notes on the effective date. The origination fees associated with the Outstanding Notes were capitalized in May 2000 and were being amortized over the life of the Outstanding Notes. The balance of the origination fees were $15,990 and $31,976 at June 30, 2004 and September 30, 2003, respectively.

     The total expenses on the effective date related to the Exchange are as follows:

	Proforma as of	Proforma as of
	June 30, 2004	September 30, 2003
Assumed fair value of securities issued by the Company at the effective date of the Exchange
Modified Notes — see (c) above	3,406,750	3,406,750
Common Stock — see (d) above	2,142,000	2,142,000

Total fair value of the Securities Issued	5,548,750	5,548,750
Net book value of Outstanding Notes at the effective date of the Exchange	4,329,408	3,112,940

Difference between the fair value of securities issued and net book value of Outstanding Notes on the effective date of the Exchange — Debt Conversion Expense	(1,219,342)	(2,435,810)

Write-off of origination fees associated with Outstanding Notes — Other Assets	(15,990)	(31,976)

Total expenses associated with Exchange recognized at the effective date	$(1,235,332)	$(2,467,786)

(f)	Amount represents the estimated costs to complete the Exchange offer of $75,000 and the write off of the outstanding balance of origination fees associated with the Outstanding Notes, less the amortization expense related to these origination fees that was recorded in the period, as listed below:

	Proforma for the	Proforma for the
	Nine Months Ended	Year Ended
	June 30, 2004	September 30, 2003
Estimated costs to complete the Exchange	$(75,000)	$(75,000)
Write off of Origination Fees at the effective date of the Exchange	(31,976)	(53,291)
Amortization related to the Origination Fees that would no longer be recorded in the period	15,984	21,312

	$(90,992)	$(106,979)

(g)	Amount represents the expense recorded in conjunction with exchange of the Outstanding Notes. These costs were calculated as the excess of the fair value of the securities issued in the Exchange over the net book value of Outstanding Notes on the effective date (assumed to be the first day of the applicable period) as provided below:

	Proforma for the	Proforma for the
	Nine Months Ended	Year Ended
	June 30, 2004	September 30, 2003
Assumed fair value of securities issued by the Company at the effective date of the Exchange
Modified Notes — see (c) above	3,406,750	3,406,750
Common Stock — see (d) above	2,142,000	2,142,000

Total fair value of the securities issued	5,548,750	5,548,750
Net book value of Outstanding Notes at the effective date of the Exchange	3,112,940	2,115,949

Difference between the fair value of securities issued and net book value of Outstanding Notes on the effective date of the Exchange — Debt Conversion Expense	$(2,435,810)	$(3,432,801)

(h)	Represents the change in interest expense associated with the Exchange Offer as provided below:

	Proforma for the	Proforma for the
	Nine Months Ended	Year Ended
	June 30, 2004	September 30, 2003
Add back, interest and debt discount amortization expense on Outstanding Notes, as reported	$1,580,866	$1,481,187
Less 6% per annum interest expense on Modified Notes	(182,250)	(243,000)

	Proforma for the	Proforma for the
	Nine Months Ended	Year Ended
	June 30, 2004	September 30, 2003
Less amortization of discount related to the Modified Notes	(77,308)	(104,387)

Proforma adjustment to interest expense	$1,321,308	$1,133,800

(i)	Represents the assumed additional shares issued with the exchange of $2,040,000 of Outstanding Notes for 5,100,000 shares of Common Stock. All earnings (loss) per share calculations exclude the dilutive impact of stock options, and the conversion of the Modified Notes, and other potentially dilutive Common Stock equivalents because to do so would be anti-dilutive given our net loss for the periods reported.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical consolidated ratio of earnings to fixed charges for the periods indicated.

Nine Months Ended
June 30,	Year Ended September 30,
2004	2003	2002		2001		2000		1999
0.0x	0.2x	(0.6	x)	(0.2	x)	(4.7	x)	(13.8	x)

(1)	The ratio of earnings to fixed charges is computed by dividing income (loss) from continuing operations before income taxes, plus fixed charges, by fixed charges.

     Fixed charges consist of interest expense, amortization of loan origination fees and an estimate of interest within rental expense.

THE EXCHANGE OFFER

In May 2000, we completed a private placement offering of investment units. Each investment unit consisted of a $500,000, 8% Senior Subordinated Secured Convertible Note, 200,000 detachable warrants to purchase Common Stock and 93,750 shares of Common Stock. Our wholly owned subsidiary, Reagents Applications, Inc. was a co-maker of the outstanding notes and is also making this Exchange Offer. The warrants have expired, and the Outstanding Notes mature on April 17, 2005, and the aggregate outstanding balance on the Outstanding Notes is $6,090,000.

This Exchange Offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. In accordance with SEC interpretations, the Exchange Securities received by you in the Exchange Offer will assume the same character for securities law purposes as the Outstanding Notes tendered by you. As a result, the Exchange Securities we issue to you in exchange for your Outstanding Notes, will be restricted securities. We have agreed, however, to register the Exchange Securities, including the Common Stock that may be acquired upon conversion of the Modified Notes, for resale by holders. See “Registration Rights” on page 35.

Terms Of The Exchange Offer; Period For Tendering Outstanding Notes

This Offering Memorandum and the enclosed Letter of Transmittal constitute an offer to exchange for the Outstanding Notes a total of 5,100,000 shares of Common Stock, subject to adjustment, and $4,050,000 principal amount of Modified Notes.

Each tender of $100,000 of principal amount in Outstanding Notes in the Exchange Offer will be entitled to receive:

• 83,750 shares of our Common Stock, subject to adjustment as provided in this Offering Memorandum. You will not be able to transfer these shares until September 30, 2005, and

• $66,500 principal amount of 6% Senior Subordinated Secured Convertible Notes.

Each tender for exchange of more or less in Outstanding Notes will be entitled to receive a proportionately adjusted number of shares of Common Stock and Modified Notes, rounded in each case to the nearest whole share where the recipient would otherwise be entitled to a fractional share, subject to the terms and conditions described in this Offering Memorandum. The Modified Notes will be convertible after September 30, 2005 into Common Stock at a conversion price of $0.75 per share.

We will issue common shares in the exchange offer for $2,040,000 of the Outstanding Notes, the number of shares of Common Stock to be issued in the Exchange Offer will be determined by the lesser of the following:

• $2,040,000 converted at $0.40 per share or a total of 5,100,000 shares of Common Stock; or

• $2,040,000 converted at a 30% discount to the volume weighted average, of the daily low and high trading price, of the Common Stock as reported on the NASDAQ OTC Bulletin Board for the period beginning on April 1, 2004 through September 30, 2004, constituting, 180 days. However, in no event shall the conversion price be less than $0.36 per share, which would result in the issuance of a total of 5,666,666 shares of Common Stock.

The volume weighted average of the daily high and low trading prices of the Common Stock on the NASDAQ OTC Bulletin Board for the period beginning on April 1, 2004 and ending on the date of this Offering Memorandum was approximately $0.65, therefore, a 30% discount to that price would have been $0.46 per share meaning that we would have issued a total of 5,100,000 shares (valued at $0.40 per share as provided above) of Common Stock in the Exchange Offer.

The Common Stock to be issued in the Exchange Offer will contain a one-year restriction against transfer. All certificates representing the Common Stock issued in the Exchange Offer will contain a legend restricting transfer substantially in the form of the following:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED UNTIL OCTOBER 1, 2005.

This Exchange Offer is being extended to all holders of the Outstanding Notes. This Offering Memorandum and the enclosed Letter of Transmittal are first being sent on or about the date of this Offering Memorandum, to all holders of Outstanding Notes known to us. Subject to the conditions listed below, and assuming we have not previously elected to terminate the Exchange Offer, we will accept for exchange all Outstanding Notes on the expiration date of the Exchange Offer. The Exchange Offer will expire at 12:00 midnight, Eastern time, on September 30, 2004. In our sole discretion, we may extend the period of time during which the Exchange Offer is open.

We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Outstanding Notes. If we elect to extend the period of time during which the Exchange Offer is open, we will give you oral or written notice of the extension and delay, as described below. During any extension of the Exchange Offer, all Outstanding Notes previously tendered and not withdrawn will remain subject to the Exchange Offer and may be accepted for exchange by us upon the expiration of the Exchange Offer. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date of the Exchange Offer.

We expressly reserve the right to amend or terminate the Exchange Offer and not to accept for exchange any Outstanding Notes not previously accepted for exchange if any of the conditions to the Exchange Offer have not been satisfied or for any other reason within our sole and absolute discretion. We will give you prompt notice of any amendment, termination or non-acceptance.

Payment Of Accrued Interest On The Outstanding Notes That Are Tendered In The Exchange Offer

You are not being asked to forego any accrued interest on Outstanding Notes that are tendered in the Exchange Offer. The Exchange Offer will be effective on September 30, 2004, and therefore, interest shall continue to be paid at the rate of 8% through September 30, 2004 and thereafter interest on the Modified Notes shall accrue at the rate of 6% as described in this Offering Memorandum, assuming that the Exchange Offer is successfully completed. After the conclusion of the Exchange Offer, the issuance of the Exchange Securities will be made, accrued interest through September 30, 2004 will be paid and all obligations under the Outstanding Notes will be terminated.

Release Of Legal Claims By Tendering Outstanding Note Holders

By tendering your Outstanding Notes in the Exchange Offer, you will be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown, that, directly or indirectly, arise out of, are based upon or are in any manner connected with your ownership or acquisition of the Outstanding Notes, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, including without limitation any approval or acceptance given or denied, which occurred, existed, was taken, permitted or begun prior to the date of such release, in each case, that you, your successors and your assigns have or may have had against us or our subsidiaries, affiliates or stockholders, or our directors, officers, employees, attorneys, accountants, advisors, agents or representatives, in each case whether current or former, or those of our subsidiaries, affiliates or stockholders, whether those claims arise under federal or state securities laws or otherwise.

Conditions To The Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Outstanding Notes for exchange or to issue any Exchange Securities in exchange for Outstanding Notes, and we may terminate or amend the Exchange Offer if, at any time before expiration of this offer, any of the following events occurs:

•	all of the Outstanding Notes are not tendered, voluntarily or through court order, and accepted for exchange;

•	the Exchange Offer is determined to violate any applicable law or any applicable interpretation of the staff of the SEC;

•	an action or proceeding is pending or threatened in any court or by any governmental agency or third party that might materially impair our ability to proceed with the Exchange Offer or materially and adversely affect our business;

•	any material adverse development occurs in our business operations; or

•	we do not receive any governmental approval we deem necessary for the completion of the Exchange Offer.

The Exchange Offer is also conditioned upon acceptance by holders of the entire principal amount and a majority in number of the Outstanding Notes. If less than all but more than 75% in principal amount owned by a majority of holders of the Outstanding Notes are tendered for exchange, we intend to invoke the procedure set forth in §102(b)(2) of the Delaware Corporation Law (reproduced below) and in Hemagen’s Certificate of Incorporation:

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

We intend to invoke this provision by commencing an action in the Delaware Court of Chancery. The purpose of the action will be to obtain a court order to require the remaining holders to exchange their Outstanding Notes for Exchange Securities pursuant to the terms of this offer in accordance with Delaware law. In the Letter of Transmittal that you will submit to us when you tender your Outstanding Notes, you will grant us a proxy to vote your Outstanding Notes in favor of the exchange in the Delaware proceeding, if necessary.

These conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to any condition. We may also waive any condition in whole or in part at any time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that we may assert at any time.

Procedures For Tendering Outstanding Notes

When you tender your Outstanding Notes, and we accept the Outstanding Notes for exchange, this will constitute a binding agreement between you and us, subject to the terms and conditions set forth in this Offering Memorandum and the enclosed Letter of Transmittal. You must do one of the following on or prior to the expiration date of the Exchange Offer to participate in the Exchange Offer:

•	if you hold Outstanding Notes in certificated form, tender your Outstanding Notes by sending to the Exchange Agent at the address set forth on the back cover of this Offering Memorandum:

•	your Outstanding Notes, in proper form for transfer,

•	a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and

•	all other documents required by the Letter of Transmittal, to the exchange agent, at the address set forth on the back cover page of this Offering Memorandum; or

•	if you hold Outstanding Notes in “street name,” you must instruct the registered holder, most likely your broker, to tender your Outstanding Notes for you.

The method of delivery of Outstanding Notes, Letters of Transmittal and all other required documents is at your election. If you deliver your Outstanding Notes by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Please send all Outstanding Notes, Letters of Transmittal to the exchange agent, at the address set forth on the back cover page of this Offering Memorandum.

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” unless you are either:

•	a registered outstanding note holder and have not completed the box entitled “Special Payment/Issuance Instructions” or “Special Delivery Instructions” on the Letter of Transmittal; or

•	you are exchanging Outstanding Notes for the account of an “eligible guarantor institution.”

An “eligible guarantor institution” means:

•	Banks, as defined in Section 3(a) of the Federal Deposit Insurance Act of 1950, as amended (the “Federal Deposit Insurance Act”);

•	Brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers, as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	Credit unions, as defined in Section 19B(1)(A) of the Federal Reserve Act of 1913, as amended;

•	National securities exchanges, registered securities associations and clearing agencies, as these terms are defined in the Exchange Act; and

•	Savings associations, as defined in Section 3(b) of the Federal Deposit Insurance Act.

When the Letter of Transmittal is signed by the registered holder of the Outstanding Notes, no endorsement of certificates or separate bond powers are required unless Exchange Securities are to be issued in the name of a person other than the registered holder. Signatures on certificates or bond powers must be guaranteed by an “eligible guarantor institution.” If you plan to sign the Letter of Transmittal but you are not the registered holder of the Outstanding Notes, you must have the Outstanding Notes signed by the registered holder of the Outstanding Notes and that signature must be guaranteed by an “eligible guarantor institution.” You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an “eligible guarantor institution,” but that instrument must be in a form satisfactory to us in our sole discretion.

All questions as to the validity, form, eligibility, time of receipt and acceptance of Outstanding Notes tendered for exchange will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Outstanding Notes improperly tendered or not to accept any

Outstanding Notes, the acceptance of which might be unlawful as determined by us. We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any Outstanding Notes either before or after the expiration date of the Exchange Offer, including the right to waive the ineligibility of any holder who seeks to tender Outstanding Notes in the Exchange Offer. Our interpretation of the terms and conditions of the Exchange Offer as to any particular Outstanding Notes either before or after the expiration date of the Exchange Offer, including the terms and conditions of the Letter of Transmittal and the accompanying instructions, will be final and binding. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes for exchange must be cured within a reasonable period of time, as determined by us. None of us, the exchange agent or any other person has any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor will any of us, the exchange agent or any other person have any liability for failure to give such notification.

If you are a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the Letter of Transmittal or any Outstanding Notes or bond powers, you must indicate your status when signing. If you are acting in any of these capacities, you must submit proper evidence satisfactory to us of your authority to so act unless we waive this requirement.

Acceptance Of Outstanding Notes For Exchange; Delivery Of Exchange Securities

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, and assuming we have not previously elected to terminate the Exchange Offer, we will accept, promptly after the expiration date of the Exchange Offer, all Outstanding Notes and will issue the Exchange Securities promptly after acceptance of all Outstanding Notes. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Outstanding Notes for exchange when, as and if we have given oral or written notice of acceptance to the exchange agent, with written confirmation of any oral notice to be given promptly after any oral notice.

In all cases, the issuance of Exchange Securities in exchange for Outstanding Notes will be made only after the exchange agent timely receives either all physically tendered Outstanding Notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other required documents.

Withdrawal of Tenders

You can withdraw previously tendered Outstanding Notes at any time until the Exchange Offer has expired. In addition, if we have not agreed to accept your Outstanding Notes for exchange by the expiration date, you can withdraw them at any time after that date until we do accept your Outstanding Notes for exchange.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent during the permitted periods. Any notice of withdrawal must specify the name of the person who tendered the Outstanding Notes to be withdrawn, identify the Outstanding Notes to be withdrawn, including the principal amount of the Outstanding Notes, and, where Outstanding Notes have been transmitted, specify the name in which the Outstanding Notes are registered, if different from that of the withdrawing holder. If Outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the Outstanding Notes, the withdrawing holder must also submit the serial numbers of the particular Outstanding Notes to be withdrawn and a signed notice of withdrawal, with signatures guaranteed by an “eligible guarantor institution” unless the holder is an “eligible guarantor institution.” All questions as to the validity, form and eligibility, including time of receipt, of these notices will be determined by us. Our determination on these matters will be final and binding.

Any Outstanding Notes properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the registered holder without cost to that holder promptly after withdrawal, non-acceptance of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be re-tendered at any time on or prior to the expiration date of the Exchange Offer by following one of the procedures described in the section entitled “Procedures for Tendering Outstanding Notes” on page 32.

Exchange Agent

Hemagen will act as the exchange agent for the Exchange Offer.

Expenses

We will use available cash to pay expenses related to the Exchange Offer which we have estimated at $75,000 if the offer is voluntarily accepted by all holders.

Solicitation

The solicitation is being made by us. We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. We will, however, reimburse reasonable expenses incurred by brokers and dealers in forwarding this Offering Memorandum and the other Exchange Offer materials to the holders of the Outstanding Notes. Solicitations by us may be made by telephone, facsimile or in person by our officers and regular employees.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of Outstanding Notes in the Exchange Offer unless you instruct us to register your Exchange Securities in the name of, or request that Outstanding Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Requests for Assistance and Additional Information

All completed Letters of Transmittal and “agent’s messages” should be directed to the exchange agent, at the address set forth on the front and back cover pages of this Offering Memorandum. All questions regarding the procedures for tendering in the Exchange Offer and requests for assistance in tendering your Outstanding Notes should also be directed to the exchange agent, at the telephone number or address set forth on the front and back cover pages of this Offering Memorandum.

Delivery of a Letter of Transmittal or an “agent’s message” other than as described in this section of the Offering Memorandum is not valid delivery of the Letter of Transmittal or “agent’s message.”

Requests for additional copies of this Offering Memorandum, the enclosed Letter of Transmittal or the documents incorporated by reference in this Offering Memorandum, may be directed to Hemagen, as the exchange agent, at the telephone number or address listed on the front and back cover pages of this Offering Memorandum. You may also obtain additional information from us at the telephone number or address listed in the section of this Offering Memorandum entitled “Incorporation by Reference” on page 42.

REGISTRATION RIGHTS

We have agreed to use our best efforts to file a registration statement with the Securities and Exchange Commission to register the Common Stock, including the Common Stock that may be acquired upon conversion of the Modified Notes within 60 days after the completion of the Exchange Offer so that the shares may be publicly sold. We will maintain the registration until our counsel informs us that the Exchange Securities may be sold publicly by the holders without registration but for no more than three years after the offering.

DESCRIPTION OF $4,050,000 PRINCIPAL AMOUNT 6% SENIOR SUBORDINATED SECURED
CONVERTIBLE NOTES

The Modified Notes will be issued in an aggregate principal amount of $4,050,000 and will mature on September 30, 2009. The Modified Notes will bear interest at the rate of 6% per year from September 30, 2004, or from the most recent date to which interest has been paid or provided for, payable quarterly in arrears on March 31, June 30,

September 30 and December 31, to the persons in whose names the Modified Notes are registered at the close of business on the next preceding March 15, June 15, September 15 and December 15, respectively.

The Modified Notes will not be entitled to the benefits of any sinking fund.

Security

Our obligation to redeem the Modified Notes will be secured by a security interest in assets valued at approximately $5,800,000 in book value. This book value amount is stated net of approximately $7,000,000 of fully depreciated equipment that is currently in use in our business. No appraisal has been done of the fair market value of these assets. These assets, in general, consist of inventories, accounts receivable, property and equipment. This security interest shall be subordinated to $3,000,000 of our assets which may be used to secure a credit facility, which represents an increase over the $1,000,000 subordination allowed under the Outstanding Notes, and that to date, has not been used. This security shall also be subordinated to any real estate financing we may incur in the future for the purchase of a corporate facility which we are considering purchasing provided that the annual mortgage payments are less than the combined rent expenses that the company is currently paying for its leased facilities.

Convertible Feature

The Modified Notes are convertible at the option of the holder, in whole or in part, at any time beginning September 30, 2005 and prior to maturity, unless previously converted, into shares of Common Stock at an initial conversion price of $0.75 per share. Therefore, each $1.00 of principal of the Modified Notes is convertible into 1.333 shares of Common Stock

We can require the conversion of the Modified Notes into Common Stock, at any time beginning on September 30, 2005, if our Common Stock trades, as reported on the NASDAQ OTC Bulletin Board or other market on which our Common Stock is then traded, at or above $1.25 per share for 20 consecutive trading days.

Optional Redemption

We may redeem the Modified Notes, at our option, at any time after September 30, 2005, in whole, or from time to time in part, prior to maturity at a redemption price equal to the principal amount plus accrued and unpaid interest.

Certain Covenants

The Modified Notes contain, among others, the following covenants:

•	We will not pay any dividend or distribution on, or purchase, redeem or otherwise acquire, any of our equity securities;

•	We will not, without the consent of the holders of a majority of the Modified Notes, engage in a transaction with a related party;

•	We will not incur any liens on our property except for permitted liens;

•	We will be limited as to the amount of indebtedness we can incur;

•	We will maintain the collateral that secures our obligations under the Modified Notes;

•	We will pay all taxes due, except for taxes and assessments that we are contesting in good faith;

•	We will conduct our operations in the ordinary course while the Modified Notes are outstanding;

•	We will not dispose of assets except for cash at fair market value or in transactions involving assets of less than $100,000; and

•	We will use certain net proceeds from option and warrant exercises, asset sales and the sale of certain of our subsidiaries to reduce the aggregate principal amount of the Modified Notes.

Events of Default

The following events constitute events of default with respect to the Modified Notes:

•	default for seven days after notice in payment of principal or interest upon any Modified Note;

•	default in performance, or breach, of any other covenant or for seven days, after notice;

•	specified events of our bankruptcy or insolvency; or

•	the acceleration of the maturity of any of our indebtedness.

Modification or Waiver

The consent of the holders of all Modified Notes is required to amend or modify their terms. Specified waivers may be made by holders of a majority in principal amount of the Modified Notes.

DESCRIPTION OF COMMON STOCK

We are authorized to issue up to 30,000,000 shares of Common Stock, $.01 par value, of which 10,214,905 were issued and outstanding as of June 30, 2004. The following summary description of our Common Stock is qualified in its entirety by reference to our Restated Certificate of Incorporation.

The holders of our Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of holders. There is no cumulative voting for the election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, holders of Common Stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefore, and, upon our liquidation, dissolution or winding up of, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preference on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon completion of the Exchange Offer will be, validly issued, fully paid, and nonassessable.

DESCRIPTION OF 8% SENIOR SECURED CONVERTIBLE NOTES DUE 2005

The Outstanding Notes mature on April 17, 2005, with no principal payments required until maturity. The Outstanding Notes provide for quarterly interest payments at the annual rate of 8%. The effective interest rate on these Outstanding Notes was calculated to be approximately 58% and an original issue discount of approximately $5,185,000 is being amortized over the term of the Outstanding Notes. The face value of the Outstanding Notes at September 30, 2003 and 2002 is $6,090,000. The unamortized discount on these Outstanding Notes equals approximately $1,761,000, $2,977,000 and $3,974,000 at June 30, 2004, September 30, 2003 and September 30, 2002, respectively.

The Outstanding Notes are convertible into Common Stock at a conversion price of $2.00 per share. We have the right to force the Outstanding Notes to be converted at any time after the Common Stock has traded above $4.50 for ten consecutive business days. Additionally, we may prepay the Outstanding Notes at any time at the full face value of the Outstanding Notes plus accrued and unpaid interest.

The Outstanding Notes are secured by the outstanding stock in our subsidiaries and a first lien on all real, tangible and intangible property not provided as security for our $1 million line of credit and a second lien on the security for that loan.

COMPARISON OF RIGHTS OF EXCHANGE SECURITIES VERSUS OUTSTANDING NOTES

The chart below compares the important terms and conditions of our Common Stock, Modified Notes and the Outstanding Notes.

	Exchange Securities		Outstanding Notes
	Common Stock	Modified Notes
Voting Rights	One vote per share.	No voting rights	No voting rights

Dividend Rights/Rate of Return	Right to receive dividends only if and in the amount declared by our board	Receives interest at the rate of 6% per annum; accrued interest payable quarterly	Receives interest at the rate of 8% per annum; accrued interest payable quarterly

Liquidation Rights	Entitled to receive ratably any proceeds after payment of all our liabilities and payment of all preference amounts to holders of senior debt and/or preferred stock	Entitled to receive principal plus accrued interest prior to payments on Common Stock, preferred stock, and to holders of unsecured debt and liabilities, but subordinated to up to $3 million of senior debt, and real estate financing obtained for corporate facility.	Entitled to receive principal plus accrued interest prior to payments on Common Stock, preferred stock, and to holders of unsecured debt and liabilities, but subordinated to up to $1 million of senior debt.

Redemption Rights	None	Principal plus all accrued interest is due on stated maturity date of September 30, 2009; principal amount can be prepaid any time at the principal amount plus accrued and unpaid interest.	Principal plus all accrued interest is due on stated maturity date of April 17, 2005; principal amount can be prepaid any time at the principal amount plus accrued and unpaid interest.

Conversion Rights	None	Optional Conversion beginning on September 30, 2005 at a conversion price of $0.75 per share. Mandatory conversion at any time beginning on September 30, 2005 if the Common Stock trades at or above $1.25 for twenty consecutive trading days.	Optional conversion into Common Stock at a conversion price of $2.00 per share. Mandatory conversion at any time after the Common Stock has traded above $4.50 for ten consecutive business days.

Ranking	Junior to dividend rights of preferred stock	Senior to rights of holders of Common Stock and preferred stock	Senior to rights of holders of Common Stock and preferred stock

	Exchange Securities		Outstanding Notes
	Common Stock	Modified Notes
Security	None	Secured by the outstanding stock in our subsidiaries and a first lien on all real, tangible and intangible property except for a subordination provided as security for up to a $3 million credit facility and real estate financing.	Secured by the outstanding stock in our subsidiaries and a first lien on all real, tangible and intangible property except for a subordination provided as security for our $1 million line of credit and a second lien on the security for that loan.

MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSIDERATIONS OF THE EXCHANGE OFFER

The discussion which follows is based on the United States Internal Revenue Code of 1986, as amended, administrative regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed in this Offering Memorandum. Further, no ruling has been or will be requested from the Internal Revenue Service on any matter concerning the exchange of the Outstanding Notes for the Exchange Securities, and therefore, no assurance can be given that IRS or a court considering these issues would agree with the conclusions discussed below.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of the Outstanding Notes for the Exchange Securities. This summary is intended as an explanatory discussion of the possible effects of the Exchange Offer to the holders of the Outstanding Notes and to us generally, and does not purport to furnish information with the level of detail or with the attention to a holder’s specific tax circumstances that would be provided by a holder’s own tax advisor. The tax treatment of a holder may vary depending upon a holder’s particular situation, and certain holders, including, for example, insurance companies, tax-exempt organizations, financial institutions and broker-dealers may be subject to special rules. In addition, this discussion does not address the tax consequence of any holder who is not a U.S. person as defined in the Code. Holders are therefore urged to consult their own tax advisors in determining the U.S. federal income tax consequences to them, as well as any state, local and foreign tax consequences on the exchange of the Outstanding Notes for the Exchange Securities.

Exchange of Outstanding Notes for Exchange Securities.

In general, when consummated in accordance with the terms of the Exchange Offer, the exchange of the Outstanding Notes for the Exchange Securities should constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and, accordingly, we will not recognize any taxable gain or loss as a result of the Exchange Offer except as described below under the heading “Discharge of Indebtedness Income.” As for holders of the Outstanding Notes, to the extent that the fair market value of the Exchange Securities received by a holder exceeds the principal amount of the Outstanding Notes surrendered by the holder, such holder should have taxable gain for federal income tax purposes on such excess.

The Outstanding Notes were issued as part of an investment unit consisting of the Outstanding Notes, warrants to purchase Common Stock and shares of Common Stock. As required by applicable Treasury Regulations, to determine the issue price of the Outstanding Notes, the original purchase price of the investment unit ($500,000) was allocated among the Outstanding Notes, the warrants to purchase Common Stock and the shares of Common Stock based on their relative fair market values. This resulted in the issue price of the Outstanding Notes being the difference between the issue price of the investment unit ($500,000) and the fair market value of the warrants and Common Stock issued as part of such investment unit, with such difference representing original issue discount on the Outstanding Notes.

We intend to deliver to the holders upon surrender of the Outstanding Notes Exchange Securities having a fair market value equal to the outstanding principal amount of the Outstanding Notes so that holders should recognize no gain or loss. However, we will not obtain an independent opinion or valuation regarding either the Outstanding Notes or the Exchange Securities. Should it be interpreted by the IRS that the outstanding principal amount of the Outstanding Notes is their issue price as determined by the company when the Outstanding Notes were issued as part of the investment units (which was less than the $500,00 face amount of the Outstanding Notes) as opposed to their principal amount or that the Exchange Securities have a higher fair market value than the Outstanding Notes tendered in exchange, then a holder will recognize taxable gain on the Exchange Offer. To the extent that the fair market value of the Exchange Securities received by a holder does not exceed the principal amount of the Outstanding Notes surrendered by the holder in the exchange, such holder will not recognize taxable gain or loss for federal income tax purposes.

The aggregate tax basis for federal income tax purposes to each holder of the Exchange Securities received in exchange for the Outstanding Notes will equal such holder’s aggregate tax basis in the Outstanding Notes surrendered in exchange therefore, increased by the amount of taxable gain, if any, recognized by such holder in the Exchange Offer, and the Exchange Securities received by a holder will have a holding period that includes the period during which the holder held the Outstanding Notes. To the extent of the amount of Exchange Securities received by a holder on account of accrued and unpaid interest on the Outstanding Notes, such holder will recognize income for federal income tax purposes.

Discharge of Indebtedness Income.

To the extent the principal amount of the Outstanding Notes (including any accrued interest) surrendered in the exchange is more than the fair market value of the Exchange Securities issued in exchange, therefore, we will realize income from the discharge of indebtedness. We may also have additional U.S. federal income tax liability as a result of any alternative minimum tax, and possibly state income tax liability, the amounts of which will depend upon the company’s overall tax position for the tax year that includes the date of the Exchange Offer and the amount of Outstanding Notes exchanged.

We have federal and state net operating loss carry forwards that should be sufficient to offset any substantial tax liability relating to the Exchange Offer.

LEGAL MATTERS

The validity of the Exchange Securities will be passed upon for us by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio.

INDEPENDENT AUDITORS

The financial statements incorporated in this Offering Memorandum by reference to the Annual Report on Form 10-KSB for Hemagen Diagnostics, Inc. for the years ended September 30, 2003 and 2002 have been audited by Grant Thornton LLP, independent accountants, as stated in their report thereto.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates. Please call the Securities and Exchange Commission at (800) 732-0330 for further information about the Public Reference Room.

The Securities and Exchange Commission also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov. SEC filings may also be accessed free of charge through our Internet site at www.hemagen.com.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus certain information that we file with the Securities and Exchange Commission, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this Offering Memorandum, except for any information superseded by information contained directly in this Offering Memorandum. This Offering Memorandum incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about us and our finances.

SEC Filings (File No. 0-14902)	Period
Annual Report on Form 10-KSB	Year Ended September 30, 2003
Quarterly Reports on Form 10-QSB	Quarters Ended December 31, 2003, March 31, 2004 and June 30, 2004
Current Report on Form 8-K	March 10, 2004, December 12, 2003 and April 12, 2003
Registration Statement on Form 8-A	Filed on August 15, 1986

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Hemagen Diagnostics, Inc.
9033 Red Branch Road
Columbia, Maryland 21045
Telephone: (443) 367-5500
Facsimile: (410) 997-7812
Email: dricci@hemagen.com
Attention: Deborah F. Ricci, Chief Financial Officer

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this Offering Memorandum.

Information contained on our website is not intended to be incorporated by reference in this Offering Memorandum and you should not consider that information a part of this Offering Memorandum.

In making a decision about whether to tender your Outstanding Notes, you should rely only on the information incorporated by reference or provided in this Offering Memorandum. No one else is authorized to provide you with any other information or any different information. We are not making an offer of securities in any state where an offer is not permitted. You should not assume that the information in this Offering Memorandum is accurate as of any date other than the date on the front of this Offering Memorandum.

Hemagen Diagnostics, Inc.

Offer to Exchange

5,100,000 shares of Common Stock and
$4,050,000 principal amount of 6% Senior Subordinated Secured Convertible Notes due 2009

For all $6,090,000 principal amount of our outstanding

8% Senior Subordinated Secured Convertible Notes due 2005

The Exchange Offer will expire at 12:00 midnight, Eastern time, on September 30, 2004, unless extended or earlier terminated

The Exchange Agent for the Exchange Offer is:

Hemagen Diagnostics, Inc.
9033 Red Branch Road
Columbia, Maryland 21045
Telephone: (443) 367-5500
Facsimile: (410) 997-7812
Email: Dricci@hemagen.com
Attention: Deborah F. Ricci, Chief Financial Officer